UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2016

AYTU BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53121	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 11, 2016, our Board appointed Carl C. Dockery as a director, to hold office until our next annual meeting of stockholders, which is scheduled for May 24, 2016.

Mr. Dockery is a financial executive with 30 years of experience as an executive in the insurance and reinsurance industry and more recently in 2006 as the founder and president of a registered investment advisory firm, Alpha Advisors, LLC. Mr. Dockery’s career as an insurance executive began in 1988 as an officer and director of two related and closely held insurance companies, including serving as secretary of Crossroads Insurance Co. Ltd. of Bermuda and as vice president of Gulf Insurance Co. Ltd. of Grand Cayman. Familiar with the London reinsurance market, in the 1990s, Mr. Dockery worked at Lloyd’s and the London Underwriting Centre brokering various types of reinsurance placements. Mr. Dockery serves as a director of CytoDyn Inc. (OTCQB: “CYDY”), a biotechnology company. Mr. Dockery graduated from Southeastern University with a Bachelor of Arts in Humanities.

There are no arrangements or understandings between Mr. Dockery and any other person pursuant to which Mr. Dockery was appointed to the Board and there are no related party transactions between Mr. Dockery and Aytu.

In connection with his appointment to the Board, we granted Mr. Dockery options to purchase 100,000 shares of our common stock. The options vested upon grant and have an exercise price of $0.56 per share, which was the closing price of Aytu common stock on April 11, 2016, as reported on the OTCQX.

A copy of the press release announcing the appointment of Mr. Dockery is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated April 13, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2016	AYTU BIOSCIENCE, INC.

/s/ Gregory A. Gould
Name: Gregory A. Gould
Title: Chief Financial Officer